Civeo Reports Third Quarter 2023 Results
Third Quarter Highlights:
•Reported revenues of $183.6 million, net income of $9.0 million and operating cash flow of $36.8 million;
•Delivered Adjusted EBITDA of $32.9 million and free cash flow of $31.7 million;
•Reduced total debt by $32.9 million to $103.2 million as of September 30, 2023;
•Returned capital to shareholders through the previously announced initiation of a quarterly dividend and renewal of its share repurchase program; and
•Announced a definitive agreement to sell McClelland Lake Lodge for approximately C$49 million, or US$36 million.

HOUSTON and CALGARY, October 27, 2023 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2023.
“On top of solid operating results, we achieved several strategic milestones in the third quarter," said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

"Canada exceeded our expectations primarily due to stronger-than-expected billed rooms at Sitka Lodge. In Australia, we experienced a second consecutive quarterly record in terms of billed rooms at our villages," said Mr. Dodson.

Mr. Dodson concluded, “The agreement to sell McClelland Lake Lodge is a very positive outcome for the Company and we continue to pursue additional business opportunities related to this sale. We were also pleased to announce our new capital allocation framework, which includes the initiation of a regular quarterly dividend of $0.25 per share and the renewal of our share repurchase program. These strategic announcements reflect our commitment to returning capital to shareholders while maintaining the flexibility to deploy capital to fund growth opportunities and support our existing operations.”

Third Quarter 2023 Results
In the third quarter of 2023, Civeo generated revenues of $183.6 million and reported net income of $9.0 million, or $0.61 per diluted share. During the third quarter of 2023, Civeo produced operating cash flow of $36.8 million, Adjusted EBITDA of $32.9 million and free cash flow of $31.7 million.
By comparison, in the third quarter of 2022, Civeo generated revenues of $184.2 million and reported net income of $5.2 million, or $0.32 per diluted share. During the third quarter of 2022, Civeo produced operating cash flow of $38.7 million, Adjusted EBITDA of $35.0 million and free cash flow of $38.6 million.
The year-over-year decrease in Adjusted EBITDA in the third quarter of 2023 was primarily driven by the wind down of LNG-related Canadian mobile camp activity. This decrease was partially offset by increased billed rooms at the Australian Bowen Basin villages and increased Australian integrated services activity.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2023 to the results for the third quarter of 2022.)
Canada
During the third quarter of 2023, the Canadian segment generated revenues of $95.1 million, operating income of $10.8 million and Adjusted EBITDA of $23.0 million, compared to revenues of $103.0 million, operating income of $7.8 million and Adjusted EBITDA of $25.6 million in the third quarter of 2022. Results for the third quarter of 2023 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.6 million and $0.7 million, respectively. The third quarter of 2023 Adjusted EBITDA excluded $4.9 million of other expenses related to the demobilization of McClelland Lake Lodge.

On a constant currency basis, the Canadian segment experienced a 5% period-over-period decrease in revenues primarily related to Canadian mobile camp activity winding down, partially offset by an increased average daily rate on relatively flat billed rooms year-over-year. Adjusted EBITDA for the Canadian segment decreased 10% primarily due to the aforementioned dynamics.

Australia
During the third quarter of 2023, the Australian segment generated revenues of $87.9 million, operating income of $9.1 million and Adjusted EBITDA of $18.8 million, compared to revenues of $73.8 million, operating income of $5.9 million and Adjusted EBITDA of $16.9 million in the third quarter of 2022. Results for the third quarter of 2023 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $3.8 million and $0.8 million, respectively.

On a constant currency basis, the Australian segment experienced a 24% period-over-period increase in revenues primarily driven by a 19% year-over-year increase in village billed rooms as well as increased integrated services revenue related to new contracts. Adjusted EBITDA for the Australian segment increased 11% due to the aforementioned dynamics.

Financial Condition and Capital Allocation
As of September 30, 2023, Civeo had total liquidity of approximately $110.6 million, consisting of $102.8 million available under its revolving credit facilities and $7.8 million of cash on hand.
Civeo’s total debt outstanding on September 30, 2023 was $103.2 million, a $32.9 million decrease since June 30, 2023.
Civeo reported a net leverage ratio of 0.9x as of September 30, 2023.
During the third quarter of 2023, Civeo invested $9.5 million in capital expenditures compared to $8.8 million invested during the third quarter of 2022. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages. Capital expenditures in the third quarter of 2023 also included $3.6 million related to customer-funded infrastructure upgrades at three Australian villages.

The Company announced today that its board of directors has declared a quarterly cash dividend of $0.25 per common share, payable on December 18, 2023 to shareholders of record as of close of business on November 27, 2023. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend".

In the third quarter of 2023, Civeo repurchased approximately 62,000 shares through its share repurchase program for approximately $1.3 million.

Full Year 2023 Guidance
For the full year of 2023, Civeo is increasing its previously provided revenue and Adjusted EBITDA guidance ranges. The revised revenue and Adjusted EBITDA guidance ranges are $675 million to $685 million and $95 million to $100 million, respectively. The Company is maintaining its full year 2023 capital expenditure guidance of $35 million to $40 million.

Conference Call
Civeo will host a conference call to discuss its third quarter 2023 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13742013#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13742013#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 24 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 26,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to share repurchases and dividends, and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information
EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenues	$183,572	$184,227	$530,006	$534,859

Costs and expenses:
Cost of sales and services	130,296	133,496	395,235	389,392
Selling, general and administrative expenses	20,236	17,677	52,885	50,572
Depreciation and amortization expense	16,914	22,608	59,277	65,818
Other operating expense (income)	87	(339)	302	(187)
	167,533	173,442	507,699	505,595
Operating income	16,039	10,785	22,307	29,264

Interest expense	(3,365)	(3,001)	(10,625)	(8,077)
Interest income	44	13	126	15
Other income (expense)	(4,709)	2,179	(1,832)	4,290
Income before income taxes	8,009	9,976	9,976	25,492
Income tax benefit (expense)	1,214	(3,713)	(2,897)	(7,091)
Net income	9,223	6,263	7,079	18,401
Less: Net income (loss) attributable to noncontrolling interest	201	546	(53)	1,706
Net income attributable to Civeo Corporation	9,022	5,717	7,132	16,695
Less: Dividends attributable to Class A preferred shares	—	492	—	1,469
Net income attributable to Civeo common shareholders	$9,022	$5,225	$7,132	$15,226

Net income per share attributable to Civeo Corporation common shareholders:
Basic	$0.61	$0.32	$0.48	$0.92
Diluted	$0.61	$0.32	$0.47	$0.91

Weighted average number of common shares outstanding:
Basic	14,814	13,932	14,980	14,058
Diluted	14,891	14,064	15,051	14,220

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2023	December 31, 2022
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$7,817	$7,954
Accounts receivable, net	153,946	119,755
Inventories	6,272	6,907
Assets held for sale	8,185	8,653
Prepaid expenses and other current assets	14,409	10,280
Total current assets	190,629	153,549

Property, plant and equipment, net	263,436	301,890
Goodwill, net	7,290	7,672
Other intangible assets, net	77,547	81,747
Operating lease right-of-use assets	12,866	15,722
Other noncurrent assets	4,826	5,604
Total assets	$556,594	$566,184

Current liabilities:
Accounts payable	$53,124	$51,087
Accrued liabilities	48,693	39,211
Income taxes	173	178
Current portion of long-term debt	7,143	28,448
Deferred revenue	6,884	991
Other current liabilities	9,276	8,342
Total current liabilities	125,293	128,257

Long-term debt	95,852	102,505
Deferred income taxes	7,017	4,778
Operating lease liabilities	10,355	12,771
Other noncurrent liabilities	24,114	14,172
Total liabilities	262,631	262,483

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,627,809	1,624,512
Accumulated deficit	(935,944)	(930,123)
Treasury stock	(9,063)	(9,063)
Accumulated other comprehensive loss	(392,080)	(385,187)
Total Civeo Corporation shareholders' equity	290,722	300,139
Noncontrolling interest	3,241	3,562
Total shareholders' equity	293,963	303,701
Total liabilities and shareholders' equity	$556,594	$566,184

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2023	2022

Cash flows from operating activities:
Net income	$7,079	$18,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,277	65,818
Deferred income tax expense	2,688	6,930
Non-cash compensation charge	3,297	2,861
Losses (gains) on disposals of assets	2,264	(4,069)
Provision (benefit) for credit losses, net of recoveries	120	(23)
Other, net	1,900	2,397
Changes in operating assets and liabilities:
Accounts receivable	(37,411)	(19,138)
Inventories	420	(1,557)
Accounts payable and accrued liabilities	4,767	3,515
Taxes payable	(5)	(62)
Other current and noncurrent assets and liabilities, net	12,197	(12,701)
Net cash flows provided by operating activities	56,593	62,372

Cash flows from investing activities:
Capital expenditures	(21,179)	(17,466)
Proceeds from dispositions of property, plant and equipment	7,070	11,975
Other, net	—	190
Net cash flows used in investing activities	(14,109)	(5,301)

Cash flows from financing activities:
Term loan repayments	(22,338)	(23,059)
Revolving credit borrowings (repayments), net	(6,732)	(14,824)
Dividends paid	(3,731)	—
Repurchases of common shares	(9,222)	(14,209)
Taxes paid on vested shares	—	(1,013)
Net cash flows used in financing activities	(42,023)	(53,105)

Effect of exchange rate changes on cash	(598)	(1,887)
Net change in cash and cash equivalents	(137)	2,079

Cash and cash equivalents, beginning of period	7,954	6,282
Cash and cash equivalents, end of period	$7,817	$8,361

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Canada	$95,144	$103,009	$280,067	$307,984
Australia	87,885	73,805	247,418	205,154
Other (2)	543	7,413	2,521	21,721
Total revenues	$183,572	$184,227	$530,006	$534,859

EBITDA (1)
Canada	$18,154	$25,567	$49,983	$71,445
Australia	18,785	16,858	52,600	47,832
Corporate, other and eliminations (2)	(8,896)	(7,399)	(22,778)	(21,611)
Total EBITDA	$28,043	$35,026	$79,805	$97,666

Adjusted EBITDA (1)
Canada	$23,022	$25,567	$54,851	$71,445
Australia	18,785	16,858	52,600	47,832
Corporate, other and eliminations (2)	(8,896)	(7,399)	(22,778)	(21,611)
Total adjusted EBITDA	$32,911	$35,026	$84,673	$97,666

Operating income (loss)
Canada	$10,811	$7,846	$9,486	$23,081
Australia	9,067	5,859	23,140	17,446
Corporate, other and eliminations (2)	(3,839)	(2,920)	(10,319)	(11,263)
Total operating income	$16,039	$10,785	$22,307	$29,264

(1) Please see Non-GAAP Reconciliation Schedule.

(2) Prior to the first quarter of 2023, we presented the U.S. operating segment as a separate reportable segment. Our operating segment in the U.S. no longer meets the reportable segment quantitative thresholds, and is included within the Other and Corporate, other and eliminations categories. Prior periods have been adjusted.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022	2023

EBITDA (1)	$28,043	$35,026	$79,805	$97,666	$89,187
Adjusted EBITDA (1)	$32,911	$35,026	$84,673	$97,666	$99,776
Free Cash Flow (2)	$31,721	$38,595	$42,484	$56,881
Net Leverage Ratio (3)					0.9x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022	2023

Net income (loss) attributable to Civeo Corporation	$9,022	$5,717	$7,132	$16,695	$(5,566)
Income tax (benefit) expense	(1,214)	3,713	2,897	7,091	208
Depreciation and amortization	16,914	22,608	59,277	65,818	80,673
Interest income	(44)	(13)	(126)	(15)	(150)
Interest expense	3,365	3,001	10,625	8,077	14,022
EBITDA	$28,043	$35,026	$79,805	$97,666	$89,187
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	—	—	—	5,721
Demobilization expenses (b)	4,868	—	4,868	—	4,868
Adjusted EBITDA	$32,911	$35,026	$84,673	$97,666	$99,776

(a)Relates to asset impairments in the fourth quarter of 2022. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.9 million.

(b)In the third quarter of 2023, we recorded expenses associated with the demobilization of our McClelland Lake Lodge to prepare the assets for sale, which are included in Other income (expense) on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net Cash Flows Provided by Operating Activities	$36,832	$38,741	$56,593	$62,372
Capital expenditures	(9,462)	(8,819)	(21,179)	(17,466)
Proceeds from dispositions of property, plant and equipment	4,351	8,673	7,070	11,975
Free Cash Flow	$31,721	$38,595	$42,484	$56,881

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA. Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of September 30,
2023

Total debt	$103,248
Less: Cash and cash equivalents	7,817
Net debt	$95,431

Adjusted EBITDA for the twelve months ended September 30, 2023 (a)	$99,776
Adjustments to Adjusted EBITDA
Stock-based compensation	4,224
Interest income	150
Bank-adjusted EBITDA	$104,150

Net leverage ratio (b)	0.9x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2023

EBITDA Range (1)	$120.0	$125.0
Adjusted EBITDA Range (1)	$95.0	$100.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2023
	(estimated)

Net income	$25.0	$29.0
Income tax expense	6.0	7.0
Depreciation and amortization	76.0	76.0
Interest expense	13.0	13.0
EBITDA	$120.0	$125.0

Adjustments to EBITDA
McClelland Lake Lodge transaction impact (a)	(25.0)	(25.0)
Adjusted EBITDA	$95.0	$100.0

(a) Estimated net gains associated with the sale of our McClelland Lake Lodge, which will be included in Other income (expense) on the unaudited statement of operations.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$71,417	$72,724	$208,000	$219,349
Mobile facility rental revenue (2)	17,314	25,283	54,752	73,359
Food and other services revenue (3)	6,413	5,002	17,315	15,276
Total Canadian revenues	$95,144	$103,009	$280,067	$307,984

Costs
Accommodation cost	$46,063	$50,308	$150,592	$156,543
Mobile facility rental cost	11,636	15,597	37,736	44,939
Food and other services cost	5,867	4,447	15,701	13,782
Indirect other cost	2,406	2,526	7,693	7,829
Total Canadian cost of sales and services	$65,972	$72,878	$211,722	$223,093

Average daily rates (4)	$98	$99	$98	$102

Billed rooms (5)	726,364	730,708	2,093,459	2,137,530

Canadian dollar to U.S. dollar	$0.746	$0.766	$0.743	$0.779

Supplemental Operating Data - Australian Segment
Revenues
Accommodation revenue (1)	$46,012	$38,316	$130,953	$114,967
Food and other services revenue (3)	41,873	35,489	116,465	90,187
Total Australian revenues	$87,885	$73,805	$247,418	$205,154

Costs
Accommodation cost	$22,404	$17,818	$63,670	$55,065
Food and other services cost	38,898	33,465	110,132	84,836
Indirect other cost	2,293	2,050	6,646	5,638
Total Australian cost of sales and services	$63,595	$53,333	$180,448	$145,539

Average daily rates (4)	$74	$73	$76	$76

Billed rooms (5)	623,436	525,359	1,734,004	1,505,143

Australian dollar to U.S. dollar	$0.655	$0.683	$0.669	$0.707

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400